Exhibit 5.1

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626

August 11, 2011

Balqon Corporation
1420 240th St.
Harbor City, CA 90710

Re:	Registration Statement on Form S-1 (Registration No. 333-175913) Registering 8,246,101 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Balqon Corporation, a Nevada corporation (the “Company”), in connection with the pre-effective Amendment to a registration statement on Form S-1 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the persons and entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 8,246,101 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), comprising the following:

(i)	685,682 Shares (the “Common Shares”);

(ii)	3,659,661 Shares (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Warrants”) as described in the Registration Statement;

(iii)
2,689,829 Shares (the “Note Shares”) that are issuable upon conversion of outstanding 10% Unsecured Subordinated Convertible Promissory Notes (the “Notes”) as described in the Registration Statement; and

(iv)
1,210,929 Shares (the “Debenture Shares” and collectively with the Warrant Shares and the Note Shares, the “Underlying Shares”) that are issuable upon conversion  of outstanding 10% Senior Secured Subordinated Convertible Debentures (the “Debentures”) as described in the Registration Statement.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Common Shares are evidenced by appropriate certificates that have been properly executed and delivered and that the Underlying Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Shares and the Underlying Shares have been duly authorized and, with respect to the Common Shares, validly issued, fully paid and non-assessable and, with respect to the Underlying Shares, when issued upon exercise of the Warrants or upon conversion of the Notes or the Debentures in accordance with their respective terms, including payment of the applicable exercise or conversion price, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the Nevada General Corporation Law (“NGCL”), including the statutory provisions of the NGCL, all applicable provisions of the Constitution of the State of Nevada and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.
We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Respectfully Submitted, /s/ Rutan & Tucker, LLP